Exhibit 99.1

TRICO MARINE SERVICES, INC. WILL NOT MAKE
PAYMENT OF SENIOR NOTES INTEREST

HOUSTON, June 15 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (NASDAQ: TMAR - News) announced today that it will not make the payment of interest due under its outstanding $250 million 8 7/8% senior notes due 2012 (the "Senior Notes") following the expiration of a 30-day grace period to make such a payment. The Company previously exercised its right to utilize the grace period and made a public announcement with respect thereto on May 10, 2004. As a result of the decision not to make the interest payment and the expiration of the 30-day grace period, the Company will be in default under the Senior Notes which gives rise to cross-default provisions under certain other agreements.

Trico continues to analyze its financial restructuring alternatives. The Company is continuing to hold discussions with financial and legal advisors to an ad hoc committee of holders of the Senior Notes and with other creditors. The Company intends to make timely payments to all employees, suppliers and vendors.

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas. Please visit our website at www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.